Exhibit 3.1

IDERA PHARMACEUTICALS, INC.

CERTIFICATE OF ELIMINATION

OF NUMBER OF SHARES OF PREFERRED STOCK DESIGNATED AS SERIES E CONVERTIBLE PREFERRED STOCK

Idera Pharmaceuticals, Inc. (hereinafter called the “Corporation”), pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, certifies that the Board duly adopted the following resolution:

“RESOLVED:	That no shares of the Corporation’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”) are outstanding and no shares of Series E Preferred Stock will be issued subject to the Corporation’s Certificate of Designation, Preferences and Rights of Series E Preferred Stock, dated November 9, 2012, as amended, with respect to such series (the “Series E Certificate of Designation”); and that the Proper Officers be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a certificate with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth the text of this resolution, upon the filing and effectiveness of which all matters as set forth in the Series E Certificate of Designation shall be deemed to have been eliminated from the Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”) and the 424,242 shares of Preferred Stock previously designated as Series E Preferred Stock shall resume their status as undesignated shares of Preferred Stock available for future issuance in accordance with the Restated Certificate.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 12th day of March, 2015.

IDERA PHARMACEUTICALS, INC.

By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III
Senior Vice President of Operations, Chief Financial Officer and Treasurer